EXHIBIT 99.1

Dionex Reports Strong Earnings Growth and Cash Flow for the Third Quarter

SUNNYVALE, Calif., April 29, 2009 (GLOBE NEWSWIRE) -- Dionex Corporation (Nasdaq:DNEX) today announced net sales and earnings for the third quarter and nine months ended March 31, 2009.

For the third quarter of fiscal year 2009, sales were $94.4 million, a decrease of 4% compared with the $98.4 million reported in the same quarter of last year. Currency fluctuations reduced reported sales by $5.0 million this quarter, or 5%, compared with the third quarter of fiscal year 2008. When measured in local currencies, sales increased by 1% for the quarter. Diluted earnings per share were $0.84 for the third quarter, an increase of 17% compared to the $0.72 reported in the third quarter of last year. The Company generated strong cash from operations during the quarter totaling approximately $18 million.

For the first nine months of fiscal year 2009, sales were $290.9 million, an increase of 4% compared with the $278.8 million reported for the first nine months of fiscal year 2008. Overall, currency fluctuations decreased reported sales in the first nine months of fiscal year 2009 by approximately $4.2 million, or 1%, compared to the first nine months of fiscal year 2008. Diluted earnings per share were $2.41, an increase of 20% compared with the $2.01 reported in the first nine months of fiscal year 2008.

During the quarter, the Company repurchased 223,133 shares of its common stock for $10.7 million. In the first nine months of fiscal 2009, the Company repurchased 545,179 shares of its common stock for $30.0 million.

Lukas Braunschweiler, President and Chief Executive Officer, commenting on the results, said, "Despite the current economic conditions, we were able to grow our top line in local currency excluding the negative effects of currency fluctuations. We are particularly pleased to report very strong earnings growth for the third quarter of fiscal year 2009. We were able to drive a strong increase in our operating income and to expand our operating income margin by 250 basis points. We achieved these results through tight control of manufacturing costs and operating expenses.

"Sales by geographic region in the quarter showed mixed results. Sales in North America were down 13% for the quarter reflecting slower demand from our customers in this region. European sales were down 11% in reported dollars but flat in local currency. Sales in our Asia/Pacific region for the third quarter grew 12% in reported dollars and 13% in local currency, driven by strong growth in Japan, China and India.

"Global demand from our environmental, life sciences, food/beverage and power customers was up this quarter. Customer demand in our chemical/petrochemical and electronics markets was down this quarter driven by weaker end customer demand and economic concerns.

"Sales in ion chromatography were slightly down in reported dollars this quarter. The sales decline was primarily in Europe due to the negative impact of the strengthening U.S. dollar and in North America due to weaker customer demand in the chemical/petrochemical, electronics and environmental markets. Our HPLC sales declined slightly in reported dollars this quarter compared with the third quarter last year. Excluding the negative impact of the strengthening U.S. dollar, HPLC sales grew in the low single-digits this quarter. We continue to see growing customer demand for our Ultimate 3000 products, especially our Ultimate 3000 RSLC system.

"In the most recent quarter, we saw some effects from the economic slowdown, especially in North America and in certain countries in Europe and Asia. We also continue to have challenging comparisons on a reported dollar basis due to the strengthening of the U.S. dollar. Thus, our estimates for fiscal year 2009 are based on the following assumptions: (1) currency rates will have a negative 7 percentage point impact on our reported sales for the fourth quarter, if currency rates stay as they are now; (2) our gross margin will be in the range of 67%-68% in the fourth quarter; (3) we will continue to tightly manage expenses in the fourth quarter; (4) our tax rate for the fourth quarter will be in the range of 35%-36% and (5) continued global economic weakness will result in continued lower customer demand in our fourth quarter. Thus, we estimate that net sales will be in the range of $90-$92 million for the fourth quarter of fiscal year 2009 and $380-$383 million for the full fiscal year 2009. We estimate that GAAP diluted earnings per share will be in the range of $0.69-$0.74 for the fourth quarter and we are increasing our estimate for the full fiscal year to be in the range of $3.10-$3.14 for the full year."

Dionex Corporation is a leading manufacturer and marketer of chromatography systems for chemical analysis. The Company's systems are used in environmental analysis and by the life sciences, food and beverage, chemicals, petrochemicals, power generation and electronics industries in a variety of applications.

Management of the Company will discuss the third quarter results in a conference call on Wednesday, April 29, 2009, at 1:30 p.m. Pacific Time (PT). To listen to the call live, please tune into the webcast via www.dionex.com. A playback of the conference call will be available from 8:00 a.m. PT, Thursday, April 30, 2009 until 5:00 p.m. PT, Tuesday, June 30, 2009.

Certain statements contained herein or made in the quarterly conference call that are not purely historical are forward-looking statements. Factors that may cause actual results to differ from these statements are foreign currency fluctuations, economic conditions in the areas in which the company sells its products and demand for analytical instrumentation. These factors and other risks and uncertainties are discussed in greater detail in the Company's most recent reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission.

                           DIONEX CORPORATION
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               (In thousands, except per share amounts)
                              (Unaudited)

                             Three Months Ended     Nine Months Ended
                                  March 31,             March 31,

                               2009       2008       2009       2008
                            ---------  ---------  ---------  ---------
 Net sales                  $  94,396  $  98,356  $ 290,872  $ 278,817
 Cost of sales                 30,171     33,831     94,366     94,359
                            ---------  ---------  ---------  ---------
 Gross profit                  64,225     64,525    196,506    184,458
                            ---------  ---------  ---------  ---------

 Operating expenses:
  Selling, general and
   administrative              35,341     37,170    107,744    104,214
  Research and product
   development                  7,256      7,336     21,736     21,506
                            ---------  ---------  ---------  ---------
   Total operating expenses    42,597     44,506    129,480    125,720
                            ---------  ---------  ---------  ---------

 Operating income              21,628     20,019     67,026     58,738

 Interest income, net             218        325        669      1,055
 Other income (expense)          (300)      (150)      (890)    (1,540)
                            ---------  ---------  ---------  ---------

 Income before taxes on
  income                       21,546     20,194     66,805     58,253
 Taxes on income                6,371      6,599     22,788     19,679
                            ---------  ---------  ---------  ---------
   Net income               $  15,175  $  13,595  $  44,017  $  38,574
                            =========  =========  =========  =========

 Basic earnings per share   $    0.85  $    0.74  $    2.45  $    2.07
                            =========  =========  =========  =========
 Diluted earnings per share $    0.84  $    0.72  $    2.41  $    2.01
                            =========  =========  =========  =========
 Shares used in computing
  per share amounts:
  Basic                        17,843     18,438     17,941     18,602
                            =========  =========  =========  =========
  Diluted                      18,039     18,992     18,268     19,176
                            =========  =========  =========  =========

                          DIONEX CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                  AT MARCH 31, 2009 AND JUNE 30, 2008
                            (In thousands)
                             (Unaudited)

                                                  March 31,   June 30,
                                                    2009        2008
                                                  ---------  ---------
 ASSETS

  Current assets:
   Cash, cash equivalents and short term
    investments                                   $  72,415  $  75,701
   Accounts receivable, net                          67,060     74,436
   Inventories                                       32,744     31,627
   Other current assets                              30,372     25,276
                                                  ---------  ---------

    Total current assets                            202,591    207,040

  Property, plant and equipment, net                 70,211     72,335
  Goodwill and other intangible assets               36,752     33,133
  Other assets                                       16,178     17,922
                                                  ---------  ---------
                                                  $ 325,732  $ 330,430
                                                  =========  =========

 LIABILITIES AND STOCKHOLDERS' EQUITY

  Current liabilities:
   Notes payable                                  $  12,385  $  21,805
   Accounts payable                                  16,010     16,086
   Accrued liabilities                               50,928     53,563
   Income taxes payable                               6,663      5,873
   Accrued product warranty                           2,874      3,444
                                                  ---------  ---------

    Total current liabilities                        88,860    100,771

  Deferred income taxes and other                    29,564     32,910
  Stockholders' equity                              207,308    196,749
                                                  ---------  ---------
                                                  $ 325,732  $ 330,430
                                                  =========  =========

CONTACT:  Dionex Corporation
          Craig McCollam
          408-481-4107